Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Stock Incentive Plan of Ultra Petroleum Corp. of our reports dated February 24, 2015, with respect to the consolidated financial statements of Ultra Petroleum Corp. and the effectiveness of internal control over financial reporting of Ultra Petroleum Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

February 26, 2015